Exhibit 99.2

ANACOR PHARMACEUTICALS ANNOUNCES POSITIVE PRELIMINARY RESULTS FROM TWO SAFETY STUDIES OF AN2728 AND UPDATES ATOPIC DERMATITIS RESULTS AND REGULATORY STATUS

Palo Alto, CA — February 7, 2011— Anacor Pharmaceuticals (NASDAQ:ANAC) announced today positive preliminary results from two safety studies of AN2728 - a maximal use systemic exposure (MUSE) study in psoriatic patients and a local tolerability study.  The results of these two studies demonstrate that AN2728 Ointment, 2% appears to be safe and well-tolerated when applied to very large body surface areas and that it is well-tolerated when applied to areas of sensitive skin.  AN2728 has previously demonstrated safety and efficacy in multiple Phase 1 and 2 trials for mild-to-moderate psoriasis and most recently in a Phase 2a study in atopic dermatitis.

“These data confirm the safety of AN2728 and the potential for it to be used on areas of the body that are susceptible to side effects from steroids and tend to be sensitive to irritation from vitamin D analogs,” said David Perry, CEO of Anacor Pharmaceuticals.  “All of the clinical studies we have done to date on AN2728 in psoriasis and atopic dermatitis support that it could be a potentially safe and effective topical treatment for patients who suffer from mild-to-moderate psoriasis or atopic dermatitis.”

AN2728 MUSE Study

The MUSE study was designed to obtain a full pharmacokinetic profile in psoriatic patients under Phase 3 maximal use conditions.  The multi-center, open label study enrolled 33 patients with extensive psoriasis with a mean involvement of 38% of total body surface area.  Patients applied AN2728 Ointment, 2% twice daily for eight days.  No serious adverse events were reported and no subjects discontinued early from the study.  Application of AN2728 Ointment, 2% on larger body surface areas resulted in higher plasma exposure levels but did not correlate with greater adverse events.

AN2728 Local Tolerability Study

The local tolerability study was designed to examine the potential irritancy of AN2728 Ointment, 2% when applied to sensitive skin areas such as the face, skin folds (groin, armpits), genitals, etc.  This single-center, double-blind, vehicle-controlled study randomized 32 adult healthy volunteers (3:1) to receive AN2728 Ointment, 2% or Ointment vehicle. Subjects applied study drug as instructed twice daily for 21 days to sensitive skin areas.  At each of seven visits, each tolerability parameter was graded on a scale of 0 (none) to 3 (severe) in intervals of 0.5.  Overall, almost 99% of the nearly 8,700 tolerability measurements were scored as 0 (none).  None of the treated anatomic areas appeared to be particularly sensitive to irritation by the study drug or vehicle. No serious adverse events were observed in the trial. Adverse events occurred at a low rate and were generally mild.

Updated Results from Phase 2a Study of AN2728 and AN2898 in Atopic Dermatitis

On December 12, 2011, Anacor announced preliminary results of a Phase 2a study of AN2728 and AN2898 in atopic dermatitis, a chronic rash characterized by inflammation and itching.  The final audited data demonstrate a slight improvement in the AN2728 treatment group, while the results for AN2898 did not change.  The primary endpoint for both compounds was successfully achieved after 28 days of twice-daily treatment.  In the final analysis, 68% of AN2728-treated lesions showed greater improvement in Atopic Dermatitis Severity Index (ADSI) score versus 20% for vehicle (P = 0.02) and 71% of AN2898-treated lesions showed greater improvement in ADSI score versus 14% for vehicle (P = 0.01).  There were no severe adverse events reported that were considered related to either study drug.

In addition, lesions treated with AN2728 showed a 66% mean improvement in ADSI score at day 28 compared to 39% mean improvement in ADSI score for lesions treated with vehicle (P < 0.01).  Lesions treated with AN2898 showed a 68% mean improvement in ADSI score at day 28 compared to 45% mean improvement in ADSI score for lesions treated with vehicle (P = 0.02).

Finally, the proportion of lesions achieving total or partial clearance (ADSI score < 2.0) at day 28 was 52% for lesions treated with AN2728 compared to 16% for lesions treated with vehicle and 48% for lesions treated with AN2898 compared to 33% for lesions treated with vehicle.

In this multicenter, randomized, double-blind, vehicle-controlled, bilateral comparison study, 46 patients with mild-to-moderate dermatitis were randomized (1:1) to receive either AN2728 Ointment, 2% vs. Ointment vehicle or AN2898 Ointment, 1% vs. Ointment vehicle, applied twice daily to two similar target lesions on the trunk or extremities for six weeks.  Lesion severity was measured by the ADSI score which is the sum of the severity scores of five clinical features (erythema, pruritus, exudation, excoriation and lichenification) from 0 (none) to 3 (severe) for each feature, for a total score of 0 to 15.

AN2728 Regulatory Update

Anacor requested a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA) for the Phase 3 trial design of AN2728 in psoriasis and has reached concurrence on the major parameters of the Phase 3 trial design.

AN2728 Development Plan Update

Given the safety profile exhibited by AN2728 in 13 clinical studies, the positive outcome from the atopic dermatitis trial, and the large unmet medical need in atopic dermatitis relative to psoriasis, Anacor intends to focus its AN2728 development activities on atopic dermatitis in 2012 and will defer the start of the Phase 3 trial in psoriasis.  Anacor will provide more specific information on these activities in a future communication.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered six compounds that are currently in development including its lead compounds: tavaborole, a topical antifungal for the treatment of onychomycosis; AN2728 and AN2898, topical anti-inflammatory PDE-4 inhibitors for the treatment of psoriasis and atopic dermatitis; GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement; and AN8194 which has been licensed to Eli Lilly and Company for an undisclosed animal health application.  Anacor is also developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development and commercialization of AN2728 and AN2898, reported clinical results as indicative of future clinical trials in support of regulatory approval, the timing and potential for initiation, enrollment and conduct of future trials of AN2728 and AN2898.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects and risks related to regulatory approval of new drug candidates.   These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:
DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575